EXECUTION COPY




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                             AMENDED AND RESTATED

                   REVOLVING CREDIT AND TERM LOAN AGREEMENT

                                BY AND BETWEEN

                             FEDERAL SCREW WORKS

                                     AND

                                COMERICA BANK

                             AMENDED AND RESTATED
                   REVOLVING CREDIT AND TERM LOAN AGREEMENT



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
         THIS AGREEMENT, made this 24th day of October, 1995, by and between FEDERAL SCREW WORKS, a Michigan corporation, of Detroit, Michigan (herein called "Company") and Comerica Bank, a Michigan banking corporation, successor by merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit, of Detroit, Michigan (herein called "Bank");

         A. Company and Bank entered into a Revolving Credit and Term Loan Agreement dated September 21, 1989, as amended ("Prior
Agreement").

         B.      Company and Bank desire to amend and restate the Prior
Agreement.

         NOW THEREFORE, the parties agree that Prior Agreement is amended and restated in its entirety as follows:

         WITNESSETH:

         1.      DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Advance" shall mean a borrowing requested by Company and made by Bank under Article 2 of this Agreement, including any refunding or conversion of such borrowing pursuant to Section 2.8 hereof, and shall include a Eurodollar-based Advance, Prime-based Advance, Negotiated Rate Advance and any advance in respect of a Letter of Credit under Section 2.11, hereof.

         "Applicable Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the fees due and payable hereunder determined by reference to the appropriate columns in the Pricing Matrix attached hereto as Schedule 1.

         "Applicable Interest Rate" shall mean (a) with respect to Advances under the Revolving Credit Note, the Eurodollar-based Rate, the Prime-based Rate or the Negotiated Rate, as selected by Company from time to time, and (b) with respect to indebtedness outstanding under the Term Notes, the Eurodollar-based Rate, the Prime-based Rate or the Fixed Rate, as selected by Company from time to time, subject to the terms and conditions of this Agreement.

         "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as
Schedule 1.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

         "Capital Expenditures" shall mean any expenditures for the purchase or other acquisition for value of fixed or capital assets, determined in accordance with GAAP.

         "Capitalized Lease" shall mean any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is required to be capitalized on the Company's balance sheet.

         "Commitment" shall mean Bank's obligation to extend credit to the Company by making Advances to and issuing Letters of Credit for the account of the Company in accordance with the terms and conditions of this Agreement up to but not exceeding in the aggregate at any one time outstanding the Commitment Amount.

         "Commitment Amount" shall mean Twenty-Five Million Dollars ($25,000,000.00), subject to any reductions or termination of said amount, as provided in Section 2.11 of this Agreement.

         "Current Ratio" shall mean, as of any date of determination, the ratio of Company's current assets to its current liabilities, as determined in accordance with GAAP.

         "Debt to Worth Ratio" shall mean, as of any date of determination, the ratio of Company's Total Liabilities to its Tangible Net Worth.

         "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate which is the Applicable Margin (subject, if applicable, to adjustment under Section 4.7 hereof), plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance or principal amount outstanding under any Term Note, as applicable, and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period;

                  divided by

         (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

         "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

         "Federal Funds Effective Rate" shall mean, for any day, the rate of interest per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day, (or if such day is not a Business Day, for the next preceding Business Day), by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three (3) Federal funds brokers of recognized standing selected by Bank, as the same may be changed from time to time.

         "Fixed Charge Ratio" shall mean, as of any date of determination, a ratio the numerator of which shall be the sum of Net Income for the four quarter period ending on such date, plus Interest Expense and Income Taxes for such period, plus payments made by Company under any Operating Leases during such period, plus non-cash charges for FASB 106, depreciation and extraordinary losses during such period, minus the sum of dividends paid by Company during such period and extraordinary gains during such period and the denominator of which shall be the sum of Interest Expense for such period plus the aggregate of all payments of principal (including the current portion of any Capitalized Leases) due and payable or paid during such period with respect to all indebtedness for borrowed money, excluding readvances of the Revolving Credit hereunder, and Capitalized Leases for such period, and all payments made by Company under Operating Leases during such period.

         "Fixed Rate" shall mean a per annum interest rate which is equal to the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect on the date of Company's election of the Fixed Rate under any Term Note in the secondary market for United States Treasury securities of a comparable amount and with a comparable term to maturity plus the Applicable Margin on such date of Company's election.

         "Fixed Rate Prepayment Premium" shall mean an amount equal to the sum of (a) the discounted net present values of the interest payments that would otherwise be payable on the principal amount being prepaid, after reducing each such interest payment by the amount of interest that would be payable on each interest payment due date if the principal amount being prepaid were re-invested at the Current Market Rate therefor, plus (b) Five Hundred Dollars ($500). For these purposes, "Current Market Rate" shall mean a per annum interest rate equal to one-half of one percent (1/2%) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect not more than seven (7) days prior to the prepayment date in the secondary market for United States Treasury securities of a comparable amount and with a comparable term to maturity as the principal amount being prepaid. For purposes of computation, the discount rate for each computation will be the Current Market Rate for the relevant principal installment.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "Income Taxes" shall mean, for any period of determination, the aggregate amount of taxes paid or payable by Company based on income or profits for such period of the operations of Company as determined in accordance with GAAP.

         "Interest Expense" shall mean, for any period of determination, the aggregate gross interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest component of Capitalized Leases) of Company for such period as determined in accordance with GAAP.

         "Interest Period" shall mean (i) with respect to Eurodollar-based Advances or portions of any Term Note which bears interest at the Eurodollar-based Rate, a period of one (1) week, or one (1), two (2), three
(3), or six (6) months, and (ii) with respect to the Negotiated Rate Advances, a period of up to thirty (30) days, in each case as selected by Company pursuant to the terms of this Agreement, commencing on the day a Eurodollar-based Advance or Negotiated Rate Advance, as applicable, is made, or on the effective date of an election of the Eurodollar-based Rate under any Term Note, provided that:

         (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month;

         (b) no Interest Period shall extend beyond the maturity date set forth in any of the Notes to which such Interest Period is to apply;

         (c) no Interest Period with respect to that portion of any of the Term Notes to be paid on any principal installment date shall end past such principal installment date.

         "Letter of Credit Agreement" shall mean any and all standby letter of credit applications and agreements, or similar documents and agreements, executed and delivered by Company unto Bank with respect to any Letters of Credit, and all present and future amendments thereto.

         "Letter(s) of Credit" shall mean any and all present and future standby and documentary letters of credit issued by Bank upon the application of and for the account of Company, or which Bank is committed or otherwise obligated to issue for the account of Company, in accordance with the terms of this Agreement, and as further governed by and subject to any Letter of Credit Agreement(s) executed and delivered by Company unto Bank with respect thereto.

         "Negotiated Rate" shall mean a per annum interest rate other than the Eurodollar-based Rate or the Prime-based Rate which is offered by Bank and selected by Company with respect to Advances under the Revolving Credit Note. The Negotiated Rate and the repayment date of any Negotiated Rate Advances shall be as mutually agreeable to both Company and Bank.

         "Negotiated Rate Advance" shall mean an Advance which bears interest at the Negotiated Rate.

         "Net Income" shall mean, as of any date of determination, net income of Company as determined in accordance with GAAP.

         "Note" shall mean the Revolving Credit Note or any of the Term Notes, as the case may be, and "Notes" shall refer to all of them.

         "Notice of Term Rate" shall mean a Notice of Term Rate issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "D".

         "Operating Lease" shall mean any lease other than a Capitalized Lease.

         "Pension Plans" shall mean all pension plans of Company which are subject to ERISA.

         "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean a per annum rate which is the greater of (i) the Prime Rate, plus the Applicable Margin (subject if applicable, to adjustment under Section 4.7 hereof) or (ii) the rate of interest equal to one percent (1%) plus the Federal Funds Effective Rate.

         "Reimbursement Obligations" shall mean the obligations of Company to pay or reimburse Bank in accordance with the terms and conditions of the respective Letter of Credit Agreement(s) for any and all drafts and other requests for payment honored by Bank under or with respect to any Letters of Credit.

         "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "A".

         "Revolving Credit Maturity Date" shall mean the earlier to occur of
(i) October 31, 1998, as such date may be extended from time to time pursuant to Section 2.13 hereof, and (ii) the date on which the Commitment shall be terminated pursuant to Sections 2.11, 10.2 or 10.3 hereof.

         "Revolving Credit Note" shall mean a Note issued by Company under
Article 2 of this Agreement, in the form annexed to this Agreement as Exhibit
"B".

         "Tangible Net Worth" shall mean, as of any date of determination, the dollar amount computed by subtracting Company's Total Liabilities as of such date from Company's total assets as of such date as determined in accordance with GAAP and subtracting from such amount Company's goodwill and other intangible assets, as of such date other than Company's Pension Intangible Asset, as identified in Company's financial statements, as determined in accordance with GAAP.

         "Term Note" shall mean any note issued by Company under this Agreement at the time of any borrowing under Article 3 of this Agreement, in the form annexed hereto as Exhibit "C", and all such notes collectively shall be referred to as the "Term Notes".

         "Total Liabilities" shall mean, as of any date of determination, the sum of total liabilities of Company as of such date as determined in accordance with GAAP plus the principal amount of any Letters of Credit issued for the account of Company as of such date, minus the FASB 106 liability of Company as of such date.

         2.       THE INDEBTEDNESS:  Revolving Credit

         2.1 Bank agrees to make Advances under the Revolving Credit Note to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, so long as the sum of the aggregate principal amount of any direct Advances at any time outstanding under the Revolving Credit Note, the aggregate principal amount at such time outstanding under the Term Notes, the aggregate amount of Letters of Credit issued and then outstanding and the aggregate amount of Reimbursement Obligations at such time does not exceed the Commitment Amount. All of the Advances under this Section 2.1 shall be evidenced by the Revolving Credit Note under which Advances, repayments and re-Advances may be made, subject to the terms and conditions of this Agreement. Upon the repayment of any principal installment outstanding under any Term Note or the repayment of any Reimbursement Obligation, or upon the expiration or termination of any Letter of Credit, Company shall be permitted to request a re-Advance of such amount repaid, or the amount of such expired or terminated Letter of Credit, or any portion thereof, under the Revolving Credit Note or request the issuance of Letters of Credit in such amount repaid, or the amount of such expired or terminated Letter of Credit, or any portion thereof, subject to the terms and conditions of this Agreement.

         2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date, and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance under the Revolving Credit Note, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof, absent manifest error.

         2.3 Interest on the unpaid balance of all Prime-based Advances from time to time outstanding under the Revolving Credit Note shall be payable quarterly commencing on December 31, 1995, and on a like day of each quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

         2.4 Interest on each Eurodollar-based Advance under the Revolving Credit Note shall be payable on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, interest shall be payable at intervals of three (3) months after the first day thereof. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         2.5      Interest on each Negotiated Rate Advance under the
Revolving Credit Note shall be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Negotiated Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed.

         2.6 Bank shall not be obligated to make any Advance under the Revolving Credit Note unless Company shall have first filed with Bank a Request for Advance executed by an authorized officer of Company. Each Request for Advance shall set forth:

         (a)      the proposed date of Advance;

         (b)      whether the Advance is to be a Eurodollar-based
                  Advance, Prime-based Advance, or a Negotiated Rate
                  Advance;

         (c) whether the Advance is a refunding or conversion of an outstanding Advance;

         (d) the principal amount of such Advance, which in the case of a Eurodollar-based Advance or a Negotiated Rate Advance must be at least Five Hundred Thousand Dollars ($500,000.00) including the amount of any outstanding indebtedness to be combined therewith having the same Applicable Interest Rate and Interest Period, if any; and

         (e) in the case of a Eurodollar-based Advance or a Negotiated Rate Advance, the duration of the Interest Period applicable thereto.

In the case of a Eurodollar-based Advance, each Request for Advance must be delivered to Bank by 12:00 noon Detroit time two (2) Business Days prior to the proposed date of Advance; in the case of a Prime-based Advance or a Negotiated Rate Advance, the Request for Advance must be delivered by 12:00 noon Detroit time on such proposed date of Advance. A Request for Advance, once delivered to Bank, shall not be revocable by Company.

         2.7 Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) under the Revolving Credit Note at any time without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement. Any other prepayment shall be restricted by Section
4.1 hereof; provided, however, any prepayment of all or part of the outstanding balance of any Eurodollar-based Advance or Negotiated Rate Advance shall not prejudice Company's right to reborrow under the terms of this Agreement.

         2.8      Company may refund any Advance under the Revolving Credit
Note in the same type of Advance or convert any Advance to any other type of Advance upon the delivery to Bank of a Request for Advance, subject to the following:

         (a) each such Request for Advance shall set forth the proposed date of refunding or conversion, whether the refunding or conversion is to be as a Eurodollar-based Advance, a Prime-based Advance, or a Negotiated Rate Advance, the principal amount(s) to be refunded and/or converted, and the duration of each applicable Interest Period, if any;

         (b) in the case of a Eurodollar-based Advance, such Request for Advance shall be delivered to Bank by 12:00 noon Detroit time two (2) Business Days prior to the proposed date of refunding or conversion, and in the case of a Prime-based Advance or a Negotiated Rate
                  Advance such Request for Advance shall be delivered by 12:00 noon Detroit time on the proposed date of refunding or conversion, which in the case of an outstanding Eurodollar-based Advance or a Negotiated
                  Rate Advance shall only be on the last day of the Interest Period applicable thereto;

         (c) the amount to be converted to or refunded as a Eurodollar-based Advance or a Negotiated Rate Advance shall be at least Five Hundred Thousand Dollars ($500,000.00) including the amount of any outstanding indebtedness or new Advance to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any;

         (d) except for a refunding of or conversion to a Prime-based Advance, any such request, once delivered to Bank, shall not be revocable by Company.

If, as to any outstanding Eurodollar-based Advance or Negotiated Rate Advance, Bank has not received a Request for Advance on the last day of the Interest Period applicable thereto, the principal amount thereof which is not then prepaid shall be automatically converted to a Prime-based Advance and shall thereafter bear interest at the Prime-based Rate.

         2.9 Company agrees that no more than five (5) Applicable Interest Rates may be in effect at any one time with respect to Advances under the Revolving Credit Note.

         2.10 Company agrees to pay to Bank a non-refundable commitment fee equal to the Applicable Fee Percentage times the average daily balance of the unused portion of the Commitment Amount computed on a per annum basis on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears commencing December 31, 1995.

         2.11 Upon thirty (30) days prior notice to Bank, Company may at any time permanently terminate the Commitment in its entirety, or from time to time permanently reduce the Commitment Amount by Five Hundred Thousand Dollars ($500,000.00) or any larger integral multiple thereof; provided that (i) any such termination or reduction shall not affect the obligations of Company to pay to Bank all sums owing to Bank under and pursuant to this Agreement at the time of such termination or revocation, in accordance with the terms of this Agreement; (ii) if at the time of any reduction of the Commitment Amount the aggregate principal amount of Advances hereunder to Company plus the aggregate principal amount of any term loans made under Article 3 hereof, the aggregate undrawn amount of any Letters of Credit which shall be outstanding at such time and the aggregate amount of all Reimbursement Obligations outstanding at such time shall exceed the Commitment Amount, as so reduced, Company shall immediately reduce any pending Request for Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay to Bank an amount equal to such excess; (iii) if the termination or reduction of the Commitment Amount requires the prepayment of a Eurocurrency-based Advance, a Negotiated Rate Advance or any portion of indebtedness outstanding under any Term Note which bears interest at the Eurodollar-based Rate, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance or portion of indebtedness under any Term Note; and (iv) no reduction shall reduce the Commitment Amount to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit outstanding at such time.

         2.12 In addition to direct Advances under the Revolving Credit Note and term loans under Article 3, below, Bank further agrees to issue for the account of Company, or commit to issue, from time to time, Letters of Credit in aggregate face amounts not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) at any one time; provided, however, that the sum of the aggregate principal amount of all direct Advances at any time outstanding under the Revolving Credit Note, the aggregate principal amount at such time outstanding under the Term Notes, if any, and the aggregate amount of outstanding Letters of Credit and Reimbursement Obligations at such time shall not exceed the Commitment Amount; and, provided further, that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the Revolving Credit Maturity Date. The issuance of Letters of Credit by Bank shall be subject to the terms and conditions set forth in this Agreement, and in any Letter of Credit Agreement(s) executed and delivered by Company unto Bank with respect thereto. Company agrees to pay to Bank a per annum fee equal to the Applicable Fee Percentage times the undrawn amount of each Letter of Credit issued pursuant hereto.

         2.13 Provided that no event of default has occurred and is continuing hereunder, Company may, by written notice to Bank prior to September 30 of each year (but not earlier than September 1 of each year), request that the Bank extend the then applicable Revolving Credit Maturity Date to the date that is one year later than the Revolving Credit Maturity Date then in effect. If Bank does not notify Company that it is willing to extend the Revolving Credit Maturity Date by November 15 after receipt by Bank of Company's timely written request, as aforesaid, the Revolving Credit Maturity Date shall not be extended. Upon written notice from the Bank of its election to grant Company's request, the Revolving Credit Maturity Date shall be extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date.

         3.       THE INDEBTEDNESS: Term Credit

         3.1 Bank agrees to make term loans to Company from time to time on or before the Revolving Credit Maturity Date, in amounts of not less than One Million Dollars ($1,000,000) for each term loan as determined by Company from time to time, so long as the sum of the aggregate principal amount of direct Advances outstanding at any time under the Revolving Credit Note, the aggregate principal amount outstanding at such time under the Term Notes, the aggregate undrawn amount of Letters of Credit and the aggregate amount of Reimbursement Obligations at such time does not exceed the Commitment Amount. At the time of each such borrowing under this Section 3.1, Company agrees to execute a Term Note, with appropriate insertions, as evidence of the indebtedness hereunder. Each loan made under this Section 3.1 shall be subject to the terms and conditions of this Agreement.

         3.2 The indebtedness represented by each Term Note shall be repaid in equal quarterly principal installments in an aggregate amount sufficient to fully amortize the indebtedness thereunder from the date of such Term Note to its maturity commencing on a date three (3) months from the date of such Term Note and on a like day of each quarter thereafter until the maturity date applicable to such Term Note, as selected by Company, when the entire unpaid balance of principal and interest thereon shall be due and payable.

         3.3 Upon the repayment of any outstanding principal indebtedness represented by any Term Note prior to the Revolving Credit Maturity Date, Company shall be permitted to request a re-Advance of such amounts so repaid, or any portion thereof, under the Revolving Credit Note, or request the issuance of Letters of Credit equal to such amounts so repaid, or any portion thereof, subject to the terms and conditions of this Agreement.

         3.4 Company may elect from time to time an Applicable Interest Rate and maturity date for any portion of the indebtedness represented by any Term Note by delivering to Bank a Notice of Term Rate executed by an authorized office of Company, which sets forth:

         (a)      the proposed effective date for such Applicable
                  Interest Rate;

         (b) whether the Applicable Interest Rate is to be a Eurodollar-based Rate, Prime-based Rate, or Fixed Rate;

         (c) except in the case of the Prime-based Rate and the Fixed Rate, the duration of the Interest Period applicable thereto, provided that if Company elects an Interest Period which would otherwise end after the next occurring principal installment payment date (which election shall be limited to the shortest such Interest Period), notwithstanding any other provision of this Agreement, such Interest Period shall end on such payment date; and

         (d) the maturity date of such Term Note, provided that such maturity date shall not extend beyond the earlier of
                  (A) five (5) years from the date of such Term Note, or (B) two (2) years from the Revolving Credit Maturity Date.

Each such notification must be in writing and delivered to the Bank. If Company elects the Eurodollar-based Rate, such notification must be delivered by 12:00 noon Detroit time two (2) Business Days prior to the effective date; if Company elects the Prime-based Rate or the Fixed Rate, such notification must be delivered by 12:00 noon Detroit time on the effective date of such election. In the event Company does not deliver a Notice of a Term Rate, the Applicable Interest Rate shall be the Prime-based Rate which shall remain in effect for any day or longer period until a Notice of Term Rate is delivered.

         3.5 In the event Company selects the Fixed Rate for any portion of any Term Note, such Fixed Rate shall be the Applicable Interest Rate with respect thereto until the maturity date of such Term Note.

         3.6 Company agrees that no more than five (5) Applicable Interest Rates may be in effect at any one time with respect to the indebtedness outstanding under any Term Notes.

         3.7 Interest on the unpaid balance of all indebtedness bearing interest at the Prime-based Rate under any Term Note shall be payable quarterly commencing on the first principal installment due date with respect to any such indebtedness and on a like day of each quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

         3.8 Interest on any portion of the indebtedness outstanding under any Term Note which bears interest at the Eurodollar-based Rate shall be payable on the last day of the Interest Period applicable thereto and if such Interest Period is longer than three (3) months, interest shall be payable at intervals of three (3) months after the first day thereof. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         3.9 Interest on the unpaid balance of all indebtedness outstanding under any Term Note at the Fixed Rate shall be payable quarterly commencing on the first principal installment due date and on a like day of each quarter thereafter. Interest accruing at the Fixed Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed.

         3.10 Company may prepay all or part of the outstanding balance of any indebtedness which bears interest at the Prime-based Rate under any Term Note at any time without premium or penalty. Upon two (2) days prior notice to Bank, Company may prepay all or part of any indebtedness which bears interest at the Eurodollar-based Rate outstanding under any Term Note on any principal installment due date applicable thereto, subject to the prepayment provisions and restrictions set forth in Section 4.1 hereof. Upon two (2) days prior notice to Bank, Company may prepay any portion of indebtedness outstanding under any Term Note which bears interest at the Fixed Rate upon payment of a Fixed Rate Prepayment Premium with respect to such amount prepaid. A certificate shall be submitted by Bank to Company computing any applicable Fixed Rate Prepayment Premium, and shall be presumed correct absent manifest error. Any partial prepayments of indebtedness outstanding under any Term Note shall be applied to the installments due under such Term Note in the inverse order of their maturities.

         4. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION, MARGIN ADJUSTMENTS

         4.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance, any Negotiated Rate Advance or any indebtedness under any Term Note which bears interest at the Eurodollar-based Rate, on any day other than the last day of an applicable Interest Period (whether voluntarily, by acceleration, or otherwise) or if Company fails to borrow any Eurodollar-based Advance, any Negotiated Rate Advance or that portion of any Term Note which bears interest at the Eurodollar-based Rate after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance or requesting the Eurodollar-based Rate for any portion of any Term Note, or if Company fails to make any payment of principal or interest under a Term Note with respect to which the Eurodollar-based Rate is the Applicable Interest Rate or in respect of a Eurodollar-based Advance or Negotiated Rate Advance when due, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance or principal under such Term Note. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the Applicable Interest Rate for said Advance(s) or principal under such Term Note provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance, Negotiated Rate Advance or Term Note which bears interest at the Eurodollar-based Rate through the purchase of an underlying deposit in an amount equal to the amount of such Advance or such principal and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance, any Negotiated Rate Advance or principal under any Term Note which bears interest at the Eurodollar-based Rate in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error; and provided further that any such costs to be paid by Company to Bank under this Section 4.1 shall not exceed the full amount of payments that would otherwise have been payable by Company to Bank under this Agreement had such Advances not been prepaid by Company.

         4.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance or portion of indebtedness under any Term Note which bears interest at the Eurodollar-based Rate on the books of such Eurodollar Lending Office.

         4.3 If, with respect to any Interest Period, Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance and the right of Company to elect the Eurodollar-based Rate for any Advance under this Agreement or elect the Eurodollar-based Rate for any portion of indebtedness under any Term Note shall be suspended.

         4.4 If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance or any indebtedness under any Term Note with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligation of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance and to elect the Eurodollar-based Rate for any portion of any Term Note under this Agreement shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain a Eurodollar-based Advance or any indebtedness under any Term Note which bears interest at the Eurodollar-based Rate, as the case may be, to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

         4.5 If the adoption or implementation after the date hereof of, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof (herein called a "Change of Law"):

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance, any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or any Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Notes by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) days after such demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction; provided, however, that Company shall not be liable retroactively for such amounts payable to Bank with respect to indebtedness hereunder existing prior to any such adoption or change in any applicable law, rule or regulation, unless such adoption or change in applicable laws, rules or regulations shall have a retroactive application or impact upon Bank. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section 4.5. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

         4.6 In the event that at any time after the date of this Agreement a Change of Law shall, in the reasonable opinion of the Bank, require the commitment of Bank under this Agreement to be treated as an asset or otherwise included for purposes of calculating the appropriate amount of capital to be maintained by Bank, Bank shall notify Company thereof. Thereafter, Company and Bank shall negotiate in good faith an agreement to increase the commitment fee payable to Bank under this Agreement, which in the opinion of Bank will adequately compensate Bank for the costs associated with such Change of Law; provided, however, that Company shall not be responsible retroactively for any such increases in commitment fees payable to Bank with respect to any commitment(s) existing hereunder prior to any such Change of Law, unless such Change of Law shall have a retroactive application or impact upon Bank. If such increase is approved in writing by Company within thirty
(30) days from the date of notice to Company from Bank, the commitment fee payable by Company herein shall, effective from the date of such agreement, include the amount of the agreed increase. If Company and Bank are unable to agree on an increase within thirty (30) days from the date of such notice, Company shall have the option, which shall be exercised by written notice within forty-five (45) days from the date of the aforesaid notice, to terminate the commitment of Bank hereunder. If (a) Company and Bank fail to agree on an increase in the commitment fee, or (b) Company fails to give timely notice that it has exercised its option to terminate the commitment as set forth above, then the commitment of Bank to make Advances hereunder or term loans under Article 3, hereof shall automatically terminate as of the last day of the aforesaid forty-five (45) day period.

         4.7      Adjustments to the Applicable Margin, based on
Schedule 1 shall be implemented as follows:

                        (i) Such margin adjustments shall be given prospective effect only, effective (A) as to all Prime-based Advances outstanding hereunder, immediately upon the required date of delivery of the financial statements required to be delivered under Section 7.1(b) hereof establishing applicability of the appropriate adjustments, if any, and (B) as to each Eurodollar-based Advance outstanding hereunder, effective upon the expiration of the applicable Interest Period(s), if any, in effect on the required date of delivery of the latest of such financial statements required to be delivered hereunder during such Interest Period(s) with no retroactivity or claw-back.

                       (ii) With respect to Eurodollar-based Advances outstanding hereunder, an adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) for such Eurocurrency-based Advances if any; provided, however, that upon the delivery of quarterly financial statements demonstrating any change in the ratio of Total Liabilities to Tangible Net Worth, or the occurrence of any other event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable) with the commencement of each Interest Period following such change or event, all in accordance with the preceding subparagraph.

         5.       CONDITIONS

         5.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form to be satisfactory to Bank, with (i) an opinion of Company's counsel; (ii) certified copies of an incumbency certificate and resolutions of the Executive Committee of Company evidencing approval of the borrowing and other credit hereunder; (iii) copies of Company's Bylaws certified as true and complete as of the date of this Agreement by Company's secretary; (iv) a copy of Company's Articles of Incorporation certified as true and complete by the Director of the Corporation and Securities Bureau of the State of Michigan Department of Commerce; and (v) a certificate of good standing from the state of Company's incorporation and from the state(s) in which it is qualified to do business.

         6.       REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         6.1 It is a corporation duly organized and existing in good standing under the laws of the State of Michigan; execution, delivery and performance of this Agreement, the Notes, and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, the Notes, and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

         6.2 The execution, delivery and performance of this Agreement, the Notes, and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

         6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company, the outcome of which could materially impair Company's financial condition or its ability to carry on its business, except pending and/or threatened litigation as set forth in Schedule 6.3 attached hereto.

         6.4      There are no subsidiaries of Company.

         6.5 There exists no default or event of default under the provisions of any instrument evidencing any permitted debt or any agreement relating thereto.

         6.6      Company does not maintain or contribute to any Pension
Plan subject to ERISA except those Pension Plans identified in Schedule 6.6 hereto. There are no accumulated funding deficiencies within the meaning of ERISA, or any existing liability with respect to the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, except as disclosed on Schedule 6.6 hereto.

         6.7 The balance sheet and operating statement of Company dated June 30, 1995, previously furnished Bank, is complete and correct and fairly presents the financial condition of Company and the results of its operations; since said date there has been no material adverse change in the financial condition of Company; to the knowledge of Company's officers, at the present time Company has no contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet or disclosed in
Schedule 6.7 attached hereto, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company.

         6.8 All tax returns and tax reports of Company required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company (or any of its properties) which are due and payable have been paid for which the failure to pay would materially adversely affect its business or the value of its property or assets. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

         6.9      Except as disclosed in Schedule 6.9 hereto:

                  (a) Company, in the conduct of its business, is in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if Company were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets. Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted.

                  (b) Company is not a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company, the outcome of which would reasonably be expected to have a material adverse effect on the Company which in either case (i) asserts or alleges that Company violated Environmental Laws, (ii) asserts or alleges that Company is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Company is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company.

                  (c) Company is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets and to the best knowledge of the Company, Company has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets.

                  (d) To the best of Company's knowledge, Company has all permits, licenses and approvals required under applicable Environmental Laws, the failure of which to have would have a material adverse effect on the operation of its business as presently conducted and as proposed to be conducted.

         7.       AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, so long as Bank is committed to make any Advances or term loans under or pursuant to this Agreement, and thereafter so long as any indebtedness remains outstanding under this Agreement:

         7.1      Furnish Bank:

         (a) within ninety (90) days after and as of the end of each of Company's fiscal years, a detailed audit report of Company certified to by independent certified public accountants satisfactory to Bank;

         (b) within forty-five (45) days after and as of the end of each fiscal quarter, excluding the last fiscal quarter of each fiscal year, a balance sheet and statement of profit and loss and surplus reconciliation of Company certified by an authorized officer of Company;

         (c) within ninety (90) days after and as of the end of each of Company's fiscal years, a copy of Company's 10-K report, annual report to shareholders and any and all other SEC filings;

         (d) within forty five (45) days after and as of the end of each fiscal quarter, excluding the last fiscal quarter of each fiscal year, a copy of Company's 10-Q report and any and all other quarterly SEC filings;

         (e) within forty five (45) days after and as of the end of each fiscal quarter, including the last fiscal quarter of each fiscal year, a certificate of covenant compliance and interest rate adjustment report in form satisfactory to Bank signed by an authorized officer of Company detailing the computations with respect to all financial covenants of Company set forth in Sections 7.2, 7.3, 7.4 and 8.1 hereof (and the resultant Applicable Margin and Applicable Fee Percentage then in effect) and certifying that no condition exists or event has occurred which constitutes or, with the running of time or the giving of notice, or both, would constitute a default under this Agreement; and

         (f) promptly, and in form to be satisfactory to Bank, such other information as Bank may request from time to time.

         7.2 Maintain, as of the end of each fiscal quarter of Company, a Current Ratio of not less than 1.5 to 1.0.

         7.3 Maintain at all times Tangible Net Worth of not less than the Minimum Tangible Net Worth. "Minimum Tangible Net Worth" initially shall mean Twenty-One Million Dollars ($21,000,000). On the last day of each of Company's fiscal years, commencing June 30, 1996, Minimum Tangible Net Worth shall be increased on a cumulative basis by an amount equal to the sum of (A) fifty percent (50%) of the Net Income of Company for the fiscal year then ending, and (B) ninety percent (90%) of Company's proceeds from the issuance and sale by the Company of additional capital stock or other equity interests for such period. In no event shall the amount of Tangible Net Worth required to be maintained by Company hereunder be reduced by any losses incurred by Company during any fiscal year.

         7.4 Maintain, as of the end of each fiscal quarter of Company, a Fixed Charge Ratio of not less than 1.1 to 1.0.

         7.5 Pay and discharge all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

         7.6 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

         7.7 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Company's books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank.

         7.8 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any material adverse change in Company's financial condition.

         7.9 Maintain in good standing all licenses required by the State of Michigan, or any agency thereof, or other governmental authority that may be necessary or required for Company to carry on its general business objects and purposes.

         7.10 Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any Pension Plan.

         7.11 Promptly notify Bank upon the occurrence thereof of any of the following events, as soon as they become known by Company:

         (a) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

         (b)      the appointment of a trustee by a United States
                  District Court to administer any Pension Plan;

         (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan;

         (d) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

         (e)      the withdrawal of the Company from any Pension Plan; or

         (f) a reportable event, within the meaning of Title IV of ERISA.

         8.       NEGATIVE COVENANTS

         Company covenants and agrees that so long as Bank is committed to make any Advances or term loans under and pursuant to this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement, it will not, without the prior written consent of Bank:

         8.1 Allow Total Liabilities to exceed One Hundred Ninety percent (190%) of Tangible Net Worth at any time.

         8.2 Make any material change in its general business objects or purpose.

         8.3 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except:

         (a)      in the ordinary course of Company's business; or

         (b) any merger or consolidation in which Company shall be the surviving corporation thereof;

provided, however, no merger or consolidation or sale, lease, transfer or disposition of assets described in clauses (a) or (b) above shall be permitted if, immediately after the consummation of such transaction, and after giving effect thereto, any event of default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default hereunder, would occur or exist.

         8.4 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business.

         8.5 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

         (a)      indebtedness to Bank;

         (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's business;

         (c) purchase money indebtedness for the acquisition of fixed assets (including Capitalized Leases);

         (d)      indebtedness described in Schedule 8.5 attached hereto;

         (e)      indebtedness in connection with Operating Leases; and

         (f) indebtedness incurred by Company with respect to those Industrial Development Revenue Bonds (Federal Screw Works Project), Series B and Series C, in the aggregate principal amount of Eight Million Dollars ($8,000,000) issued by The City of Big Rapids, Michigan.

         8.6 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

         (a)      to Bank;

         (b) purchase money security interests in fixed assets to secure purchase money indebtedness permitted pursuant to
                  Section 8.5(c) hereof, provided that such security interests are created substantially contemporaneously with the acquisition of such fixed assets and do not extend to any property other than the fixed assets so financed;

         (c)      liens with respect to Operating Leases;

         (d) existing liens, security interests or encumbrances in or upon the property and assets of Company located in Big Rapids, Michigan in securing the indebtedness permitted under Section 8.5(d) hereof;

         (e) rights of eminent domain or other police powers with respect to the taking of property;

         (f) the effect of any interests unknown to the Company but in existence on the date of this Agreement, including but not limited to, unknown encroachments, overlaps, boundary disputes, restrictions upon the use of the Company's premises not appearing in the chain of title and existing water, mineral and oil exploitation rights, easements of record upon the Company's real estate and all other matters of record, but only to the extent applicable to the Company and its properties on the date of this Agreement;

         (g) liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records; and

         (h) liens created in connection with workmen's compensation, unemployment insurance, and social security, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature made in the ordinary course of business.

         8.7 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

         8.8 Enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA, except any Pension Plan heretofore described.

         8.9 Purchase or otherwise acquire the assets of any business or the capital stock or other ownership interest of any business if the aggregate purchase price of any such assets, capital stock or other ownership interests exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) in any single transaction or Five Hundred Thousand Dollars ($500,000.00) for all such transactions.

         8.10 Make or permit to remain outstanding loans or advances to any persons, firms, corporations or other entities or associations in excess of Five Hundred Thousand Dollars ($500,000.00) in aggregate principal amount at any one time outstanding.

         8.11 Enter into any agreement or covenant with any person or party other than Bank which would prohibit the granting of any liens or security interests by Company on any of its property or assets in favor of Bank.

         8.12 Incur or make Capital Expenditures in an aggregate amount greater than $10,000,000 during any fiscal year, commencing with the fiscal year ending June 30, 1996, in each case on a non-cumulative basis.

         9.       ENVIRONMENTAL PROVISIONS

         9.1      Company shall comply with all applicable Environmental
Laws.

         9.2 Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company to a cleanup, removal, remedial action, or other response by or on the part of Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws.

         9.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

         9.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at its sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Company upon completion.

         9.5 At any time Company, directly or indirectly through any environmental consultant or other representative, determines to undertake an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to materially adversely affect its business or the value of its property or assets, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

         9.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company, or due to any acts of Company's officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of such property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of negligence or willful misconduct of Bank, or its agents or employees.

         It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property.

         It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

         9.7 Company shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

         9.8 Unless it is required to do so by law, Bank shall not disclose to any governmental authority any environmental matters of which Company notifies Bank under this Section 9.

         10.      EVENTS OF DEFAULTS

         10.1 Upon non-payment of the principal or interest due under the terms of this Agreement, or the Notes, or non-payment of any Reimbursement Obligation when due in accordance with the terms thereof, and continuance of such default for a period of ten (10) days, the Notes and all outstanding Reimbursement Obligations shall automatically become immediately due and payable, and Bank's commitment to make further Advances or term loans pursuant to this Agreement shall automatically terminate.

         10.2 Upon occurrence of any of the following events of default:

         (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.8 and 8.1 through 8.11, inclusive;

         (b) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty (30) days after written notice to Company by Bank;

         (c) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect;

         (d) default in the payment of any other obligation(s) of Company for borrowed money in principal amounts in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate or in the observance or performance of any covenants or agreements given with respect thereto;

         (e) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company, and such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its entry;

         (f) the occurrence of any "reportable event" as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan maintained by or on behalf of the Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or the Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee to administer such Pension Plan; or the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan;

         (g) if there shall be a material change in ownership or control of Company, other than an increase in the ownership interests of those parties presently holding controlling interests in the Company, which shall in the reasonable judgment of Bank have a material adverse effect upon the future prospects for the successful operation of Company;

then, or at any time thereafter, unless such default is remedied, Bank may give written notice to Company declaring all outstanding indebtedness hereunder to be due and payable, whereupon the Notes, all Reimbursement Obligations, and all other indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be, and Bank's commitment to make further Advances and term loans under this Agreement shall automatically terminate.

         10.3 If a creditors' committee shall have been appointed for the business of Company; or if Company shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company) and such receiver, trustee, or custodian so appointed shall not have been discharged within forty-five (45) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within forty-five (45) days from its entry, approving any petition for reorganization of Company; then the Notes, and all outstanding Reimbursement Obligations, and all other indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank's commitment to make further Advances and term loans under this Agreement shall automatically terminate.

         10.4 From and after the occurrence of any event of default under this Agreement which arises or occurs after the date of this Agreement and which is known or reasonably should have become known to Company or any event which automatically causes the indebtedness outstanding hereunder or under the Notes to become immediately due and payable, said indebtedness shall bear interest at a per annum rate equal to three percent (3%) above the rate(s) otherwise in effect under the Notes, which interest shall be payable on demand.

         11.      MISCELLANEOUS

         11.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

         11.2 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied. Notwithstanding anything to the contrary set forth herein, however, such determinations or computations shall not reflect any additions or subtractions or other effects resulting from the application of Statement of Financial Accounting Standards No. 106(FAS106).

         11.3 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         11.4 Company hereby expressly authorizes Bank to charge any account(s) maintained by Company with Bank for any and all payments of principal, interest and other indebtedness payable by Company to Bank in accordance with the terms of this Agreement, and to the extent that sufficient sums are not maintained in such account(s) at such time, the balance of such payments shall be payable by Company to Bank in accordance with the terms of this Agreement. In those instances where, as a result of any Advance hereunder on a day when any payment is required to be made by Company to Bank hereunder, a net reduction in the total outstanding indebtedness of Company to Bank hereunder shall result, Bank shall be permitted to charge Company's account(s) maintained with Bank by the amount of any such net reduction in accordance with the foregoing.

         11.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following:

                  To Company:
                  2400 Buhl Building
                  Detroit, Michigan 48226
                  Attention: Chief Financial Officer

                  To Bank:
                  500 Woodward Avenue
                  Detroit, Michigan 48226
                  Attention: U.S. Banking - Automotive Group

         11.6 This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7 No amendments of this Agreement shall be effective unless the same shall be in writing and signed by Company and the Bank, and no waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

         11.8 This Agreement shall become effective upon the execution hereof by Bank and Company.

         11.9 COMPANY AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH COMPANY AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY.

         11.10 This Agreement shall be deemed to amend and restate in it entirety that certain Revolving Credit and Term Loan Agreement dated September 21, 1989, as amended.

         WITNESS the due execution hereof on the day and year first above written.


COMERICA BANK                           FEDERAL SCREW WORKS


By:________________________________     By:___________________________________

Its:_______________________________     Its:__________________________________

                                  EXHIBIT "A"

                              REQUEST FOR ADVANCE


         Pursuant to the terms of the Amended and Restated Revolving Credit and Term Loan Agreement dated October 24, 1995, (herein called "Agreement"), by and between the undersigned and Comerica Bank, successor by merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit (herein called "Bank"), the undersigned hereby requests Bank to make an Advance to the undersigned under the TWENTY-FIVE MILLION DOLLAR ($25,000,000) Revolving Credit Note dated October 24, 1995, issued by the undersigned to Bank (herein called "Revolving Credit Note"), as follows:

Requested Amount of Advance: $_______________________________

Type of Advance: ____________________________________________ _1_/<F1>

Effective Date of Advance: __________________________________

Interest Period (if applicable): ____________________________ _2_/<F2>

Interest Rate: ___________%.

         The last day of the Interest Period of the Advance for the $_______________ being converted or refunded hereunder, if applicable, is ____________________, 19___.

         The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default or event of default under the Agreement and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Revolving Credit Note and any Term Notes issued by the undersigned to Bank pursuant to the Agreement plus the aggregate amount of outstanding Letters of Credit and Reimbursement Obligations will not exceed the Commitment Amount. If the amount advanced to the undersigned under the Revolving Credit Note shall at any time exceed the face amount thereof, the undersigned will pay such excess amount to Bank on demand.




--------
<F1> 1 Insert, as applicable, "Eurodollar-based", "Prime-based", or "Negotiated
Rate".

<F2> 2 For a Eurodollar-based Advance insert, as applicable, "one week", "one month", "two months", "three months", or "six months"; for a Negotiated Rate Advance insert number of days not greater than thirty (30) days.

         The undersigned hereby authorizes Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case, it shall refund or convert that portion stated above of the existing outstanding indebtedness under the respective Note(s). In those instances where, subsequent to the Advance requested hereunder, a net reduction in the total outstanding indebtedness of the undersigned under the Agreement and Notes occurs, the Bank is hereby authorized to charge and withdraw from the undersigned's general account maintained with Bank the amount of such net reduction, and to the extent that sufficient funds are not maintained in said general account to fully pay any such net reduction, the balance thereof shall be payable by the undersigned to Bank in accordance with the terms of the Agreement.

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         Dated this ____ day of ______________________, 19___.


                                        FEDERAL SCREW WORKS


                                        By:__________________________________

                                        Its:_________________________________

                                  EXHIBIT "B"

                             REVOLVING CREDIT NOTE


                                                             Detroit, Michigan
$25,000,000                                                   October 24, 1995


         On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, FEDERAL SCREW WORKS, a Michigan corporation, (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its main office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Twenty-Five Million Dollars ($25,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 24, 1995, by and between Company and Bank (as amended from time to time, herein called "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         This Note replaces (by renewal) indebtedness outstanding under that certain Revolving Credit Note dated January 24, 1990 made in the principal amount of $16,000,000 by Company payable to Bank, as amended.


                                        FEDERAL SCREW WORKS, a
                                        Michigan corporation


                                        By:__________________________________

                                        Its:_________________________________

                                  EXHIBIT "C"

                                   TERM NOTE


                                                             Detroit, Michigan
$____________                                               ___________, 199__


         FOR VALUE RECEIVED, FEDERAL SCREW WORKS, a Michigan corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank"), at its main office at 500 Woodward Avenue, Detroit, Michigan, the principal sum of ____________________ _____________________________________________ Dollars ($_____________) in
lawful money of the United States of America payable in quarterly principal installments of_______________________________________________________ Dollars
($___________) each, commencing on ___________, 199__, and on a like day of each quarter thereafter until ____________________________________, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

         The principal balance from time to time outstanding hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement (as defined below) or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note evidences borrowing under, is subject to, is secured in accordance with, may be prepaid in accordance with, and may be matured under the terms of the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 24, 1995 by and between Company and Bank (as amended from time to time, the "Agreement") to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets, including deposits and other credits, of the Company, at any time in possession or control of or owing by Bank for any purpose.

         Company hereby waives presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted by other instrument or by law.

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.


                                        FEDERAL SCREW WORKS, a
                                        Michigan corporation


                                        By:__________________________________

                                        Its:_________________________________

                                  EXHIBIT "D"

                              NOTICE OF TERM RATE


         With reference to the Term Note dated ________________ , in the original principal amount of $ _____________ delivered by the Company to the Bank under the Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 24, 1995 by and between the undersigned and Comerica Bank ("Agreement") and pursuant to the Agreement, the Company hereby elects as the Applicable Interest Rate for the sum of _____________________________________
Dollars ($____________) under such Term Note the ____________________ _1_/<F3>
Rate. Such Applicable Interest Rate shall be effected on _______________, 199__, and the Interest Period applicable thereto, if any, shall be _________________. _2_/<F4>

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         Dated this ___ day of _______________, 19___.


                                        FEDERAL SCREW WORKS, a
                                        Michigan corporation


                                        By:__________________________________

                                        Its:_________________________________




--------
<F3> 1 Insert, as applicable, "Eurodollar-based", "Prime-based or
Fixed".
<F4> 2 Insert, as applicable, "one week", "one month", "two months",
"three months" or "six months".

                                  SCHEDULE 1

               Pricing Matrix (Determination of Pricing Levels)

-----------------------------------------------------------------------------------------------------------------------------------
                                                Applicable Margin
                                                  for Advances              Applicable Margin for               Applicable Fee
                                               of Revolving Credit          Advances of Term Loans              Percentage For
                                             ------------------------   -------------------------------   -------------------------
                                                                                                          Revolving
                                                                        Prime-                              Credit    Letter of
                                             Prime-based  Eurodollar-   based    Eurodollar-              Commitment   Credit
                                                 Rate      based Rate    Rate     based Rate  Fixed Rate      Fee       Fee
-----------------------------------------------------------------------------------------------------------------------------------
If the ratio of Total Liabilities to Tangible    .00%         .875%      .25%       1.125%       1.75%       .375%    To be
Net Worth is less than or equal to 1.5 to 1.0                                                                         negotiated
                                                                                                                      when Letter
                                                                                                                      of Credit is
                                                                                                                      requested (1)

If the ratio of Total Liabilities to Tangible    .00%        1.00%       .25%       1.250%       1.875%      .40%       1.00%
Net Worth is greater than 1.5 to 1.0 and
less than or equal to 1.65 to 1.0

If the ratio of Total Liabilities to Tangible    .00%        1.25%       .25%       1.50%        2.125%      .45%       1.25%
Net Worth is greater than 1.65 to 1.0

-----------------------------------------------------------------------------------------------------------------------------------

(1) Not to exceed 1.00%
